Exhibit 99.1

ViewCast Corporation Announces Third Quarter 2003 Financial Results; Revenue Growth of 157% Over the Same Period the Prior Year

    DALLAS--(BUSINESS WIRE)--Nov. 17, 2003--

       Working Capital Improves with Amendment of Debt Facility

    ViewCast Corporation (OTCBB:VCST), a leading global provider of high-quality audio and video communications products and IT systems integration, reported financial results for the third quarter ended September 30, 2003.
    Revenues for the third quarter of 2003 were $5.4 million, a 157% increase from the $2.1 million reported in the third quarter of fiscal 2002 and a 12% increase over the $4.8 million reported in the previous quarter of 2003.
    The net loss for the third quarter of 2003 was $389,000 or ($0.03) per share, a 50% decrease compared to the $787,000 loss or ($0.05) per share in the second quarter of 2003 and a 62% decrease from the $1.0 million loss or ($0.06) per share in the third quarter of fiscal 2002.
    Total operating expenses for the third quarter of 2003 were $2.3 million, a decrease from the $2.5 million reported in the second quarter of 2003. Excluding the operating expenses from the IT service segment, the operating expenses for the quarter would have been $1.6 million, a decline from the $2.0 million reported in the third quarter of fiscal 2002, which had no comparable IT service operating expenses.
    Effective October 15, 2003, terms and conditions of ViewCast's stockholder loan agreement were amended to establish a long-term payout for a majority of the loan and accrued interest and to reduce the annual interest rate significantly from the original 12% fixed rate to a variable rate of prime plus 3.0%, not to exceed 9.5%. Therefore as of the close of the third quarter, ViewCast improved its working capital position by $7.4 million through the classification of a portion of its debt and accrued interest as long-term.
    "The sequential increase in revenues this quarter represented the third consecutive quarter of revenue growth for the company," said George Platt, president and CEO. "We continue to see strength in all business segments from IT systems integration to increases in both our Osprey and Systems product lines. Factors driving this growth include the Niagara(R) PowerStream, Osprey(R)-230 and Osprey-560, as well as an increase in demand in our major markets. As a result, we continue to experience steady growth in our core businesses with further expansion anticipated for 2004."
    Platt continued by stating, "The recent conversion of a significant portion of our shareholder line of credit to a long-term note enables us to maximize our working capital to further grow our business and respond to the needs of our customers."

    About ViewCast Corporation

    ViewCast develops a variety of software, hardware and services for network audio and video communications, including Osprey(R) Video capture cards, Niagara(TM) streaming encoders/servers and Viewpoint VBX switches and gateway, and provides professional IT services through its wholly owned subsidiary Delta Computec Inc.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt and those regarding business outlook, contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued significant losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; the ability to integrate the assets and operations of DCi into the operations of ViewCast; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

    All trademarks are property of their respective holders.



                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                              (Unaudited)
               (In thousands - except per share amounts)

                          Three Months Ended     Nine Months Ended
                            September  30          September 30
                            2002       2003       2002        2003
                          --------- ---------  ----------  ----------
Net sales                 $  2,094  $  5,381   $   5,660   $  14,807
Cost of sales                  898     3,200       2,570       8,661
                          --------- ---------  ----------  ----------
Gross profit                 1,196     2,181       3,090       6,146
Total operating expenses     2,042     2,297       6,829       7,388
                          --------- ---------  ----------  ----------
Operating loss                (846)     (116)     (3,739)     (1,242)
Total other
 income (expense)             (186)     (273)        482        (756)
                          --------- ---------  ----------  ----------
Net loss                  $ (1,032) $   (389)  $  (3,257)  $  (1,998)
                          ========= =========  ==========  ==========

Net loss per common
 share:
Basic and diluted         $  (0.06) $  (0.03)  $   (0.20)  $   (0.13)
                          ========= =========  ==========  ==========

Weighted average number of
common shares outstanding:  20,531    20,632      19,990      20,603

    CONTACT: ViewCast Corporation, Dallas
             Laurie Latham, 972-488-7200
                 or
             Shelton Investor Relations
             Investor Relations
             Stephanie Elwood, 972-239-5119, ext. 115 selwood@sheltongroup.com